Exhibit 99.3

Eve Business Combination with Zanite Acquisition Corp.

Investor Conference Call Script

December 21, 2021

Operator

Welcome to the Eve and Zanite Acquisition Corp. Transaction Conference Call.

I would like to first remind everyone that this call may contain forward-looking statements including, but not limited to, Eve and Zanite Acquisition Corp.’s expectations or predictions of financial and business performance and conditions, expectations or assumptions as to product development and performance (including but not limited to the timing of development milestones), competitive and industry outlook and the timing and completion of the transaction. Forward-looking statements are inherently subject to risks, uncertainties and assumptions and they are no guarantee of performance. I encourage you to read the press release issued today, the accompanying presentation and Zanite Acquisition Corp.’s filings with the SEC for a discussion of the risks that can affect the business combination, Eve’s business and the business of the combined company after completion of the proposed business combination.

On today’s call, we will have four members of the management team of Eve, including:

•	Mr. Gerard DeMuro and Mr. Andre Stein, both co-CEOs of the Company;

•	Mr. Eduardo Couto, CFO; and

•	Mr. Luiz Valentini, CTO.

From Embraer, we are joined by:

•	Mr. Luis Carlos Affonso, SVP, Engineering, Technology and Strategy; and

•	Mr. Michael Amalfitano, CEO of Embraer Executive Aircraft.

And representing Zanite is:

•	Mr. Kenneth Ricci, Co-CEO of Zanite Acquisition Corp.

The slides referenced on today’s call, as well as a webcast and transcript of today’s call, will be posted on the Zanite investor page at zaniteacquisition.com. Lastly, we remind investors that today’s call will not include a question and answer session.

I will now turn the call over to Mr. Affonso. Please go ahead, sir.

Mr. Luis Carlos Affonso, SVP, Engineering, Technology and Strategy, Embraer

Thank you. It’s great to have this opportunity to speak with you today.

On slide 4, we highlight the carve out rationale and Embraer’s support to Eve.

First, why did we spin out Eve into a separate company?

By doing so, we are providing Eve with the best of both worlds – the focus and agility of a technology disruptor, with the experience, scale and resources of a global aviation leader.

As an independent company, Eve is free to swiftly pursue new business models, partnerships and investors that would not be possible as a business unit of Embraer.

Embraer is making a long-term commitment to support Eve every step of the way. We will be rolling 100% of our equity with a three-year lock-up and will be investing $175 million of capital into the PIPE. Eve is a major strategic priority for the Executive Management team and for the Shareholder Board of Embraer.

So, what does that support look like? We are contributing our Urban Air Mobility assets and intellectual property to Eve. We are also providing Eve with a royalty-free license to Embraer’s background IP for use in the UAM market.

In addition, we have signed commitments to provide Eve with priority access to our global resources spanning engineering, certification, production and service and support footprint. This includes 5,000 Embraer employees that will be available to ensure the success of this business.

Finally, while we will continue to be a majority shareholder, Eve is an independent company. We are here to support the business any way we can.

With that, I would like to invite Kenn Ricci, Co-CEO of Zanite Acquisition Corp. to share his perspectives about this transaction. Thank you.

Kenneth Ricci – Co-CEO, Zanite Acquisition Corp.

Well thank you, Luis and on behalf of the Zanite team, we’re thrilled to announce our business combination with Eve and our partnership with Embraer. We completed our IPO a little over a year ago, and our vision was always to find the most attractive opportunities in the future of aviation. And to that end, we put together a world-class team of directors and advisors that are listed on slide 5.We then conducted an extensive search for potential targets in the aviation industry. We looked at hundreds of ideas and participated in many management presentations and we selected Eve, well we proudly selected Eve, for four primary reasons:

1.

First, Eve’s vehicle is based on a simple design that is more straightforward to certify and more efficient to operate than any of the other options like tilt rotor aircraft. I might mention that in addition to the complexities of the flight control systems and higher production and maintenance costs related to tilt rotors, that there has never been a civilian certification of a tilt rotor to date.

2.

Secondly, we avoided any of those companies where their vision was to both build and operate the vehicle. We felt the additional capital demands as well as the idea of competing with potential customers was a less attractive business model than a pure production model. And while Eve will participate in supporting fleet operations markets all over the world, Eve is not an airline and will not carry aircraft on its books or compete with its potential customers.

3.

Third, the likelihood of not only certification but to bring the aircraft into production and thus begin a revenue stream. We weren’t interested in just finding a “cool” design, we were also focused on the ability to bring a vehicle to a revenue producing business model. We saw a lot of focus on type certification throughout this process, but the really difficult aspect is achieving production certification. Here, unlike other opportunities, Embraer has excelled by far. They have had tremendous success in bringing aircraft to production certification. I would note that as all of these vehicles get in line at the FAA for certification, Eve’s path to certification will have the premium position through ANAC which is the primary certification authority in Brazil and works bilaterally with others such as the FAA and EASA.

4.

And finally, many of the prime markets for Urban Air Mobility will be located outside the US, in fact the early demand and adopters are likely to be outside of North America. Only Embraer has the infrastructure in sales, service and support to allow Eve to have a worldwide presence, and this will give Eve a significant competitive advantage.

Like I said, we conducted extensive due diligence on this opportunity involving a host of industry experts and outside advisors. The result of this work was validated in our thesis that Eve presents public investors with the very best way to participate in the emerging Urban Air Mobility market.

Turning next to the transaction summary on slide 6. The implied pro forma enterprise value of the transaction is $2.4 billion. I would note this valuation is less than half of the $5.2 billion order pipeline that Eve has built to-date, via letters of intent, which we believe provides investors with a highly attractive entry point.

We have raised a committed PIPE of $305 million, which includes: $175 million from Embraer; $25 million from the sponsors of Zanite; $105 million anchored by leading financial and strategic investors including, Azorra, BAE Systems, Banco Bradesco, Falko, Republic Airways, Rolls-Royce and SkyWest. The investment from these world-class strategic partners provides a significant endorsement of the business model and growth potential for Eve.

On a pro forma basis, and assuming no redemptions from Zanite public shareholders, Eve will have approximately $512 million of cash on its balance sheet. This, along with anticipated working capital commitments, provides a substantial funding position to support the development, certification and commercialization of Eve’s solutions.

Post-closing, we expect Embraer will have approximately 82% ownership on a pro forma basis (including its additional PIPE investment). Embraer will just simply have ordinary 1:1 voting rights and 4 of the 7 members of the board will be independent.

I will now turn things over to Jerry DeMuro, Eve’s Co-CEO for more information on this exciting opportunity.

Gerard DeMuro – Co-CEO, Eve

Thank you Kenn. Prior to joining Eve, I served on the Zanite board and participated in its due diligence process, and I share the perspective that Urban Air Mobility is a transformational event in aviation and a generational opportunity to disrupt the ground transportation and helicopter sectors. Importantly, UAM also addresses the global imperative to reduce carbon emissions.

Slide 7 summarizes the business case and supports the compelling reasons why I joined Eve. It has very solid business fundamentals, with the most efficient and certifiable vehicle design, the most capital efficient business model and, in my opinion, the most experienced and capable team in the industry.

Eve also has significant execution advantages, most notably the strategic backing of Embraer, one of the most successful aviation companies in the world, we have a list of high-caliber strategic partners that span the entire UAM ecosystem and an order pipeline of $5.2 billion, via letters of intent. Simply put, Eve is ideally positioned to be a winner in this new global market. With that as an introduction, I would like to now review the elements of Eve’s solution.

As shown on slide 8, our solution addresses each of the four key pillars of the UAM ecosystem that will be required in this new market:

•	The design, certification and production of eVTOLs;

•	The maintenance and support of our vehicles as well as third-party vehicles leveraging Embraer’s existing worldwide network;

•	The operation of eVTOL fleets, in collaboration with experienced and established partners; and

•	The development of an entirely new system for air traffic control in dense urban airspace.

Eve and its team of partners has unique and substantial competencies that we believe will enable our business to achieve market leadership. Our breadth of capabilities is unmatched in this space and provides the experience, resources and footprint to cost-effectively scale this solution into high volume production on a global basis. Now let’s take a deeper look at our vehicle design on slide 9.

Obviously, a great vehicle design is the foundation of our plan, as you might expect from a company established by Embraer. When we set out to design our vehicle, we started by looking at the requirements that were needed to address the sweet spot of the market – true urban mobility within cities and metro regions. Our journey has not been about flying models or rushing products to market – it’s been about bringing the right product to market. Our design choices have been driven by a singular focus on executing the intended mission with the greatest efficiency and best-in-class operational costs. For example, our targeted range will allow us to address 99% of intra-metro missions, based on a study we conducted with MIT. We certainly could have designed for greater range or speed, but that added performance would come at a price in terms of complexity, energy consumption, vehicle weight and operational cost. In aviation design, there are no free lunches.

Importantly, our design requires no breakthroughs in battery chemistry, power density or other technologies. We are combining the best of proven technologies perfected by Embraer over many years, along with innovations developed by Eve based on currently available components. You’ll hear more about our vehicle in a moment from our CTO.

Turning to slide 10, I would like to spend a few minutes on our timeline. We expect to achieve type certification by the end of 2025 and entry into service by early 2026. Embraer has developed and certified more aircraft in the last two decades than any other OEM, and with that heritage, we have confidence in achieving our certification and entry into service timelines.

Our plan is to build on that real-world experience and incorporate the most advanced agile and model-based engineering techniques that will ensure we can reach scaled operations in the timeframes shown here. We are employing extensive use of proof-of-concept vehicles and subscale models to allow us to rapidly iterate and test core building blocks to ensure thoroughly vetted subsystems and avoid costly and time-consuming redesign as the product matures through full scale testing, final design and flight test.

As Embraer has done successfully in the past, we are already engaging with ANAC in Brazil as the primary certification authority, with a bilateral agreement with the FAA. While the FAA will likely be processing multiple eVTOL applications and vehicle types over the next few years, we expect to benefit from undivided attention from ANAC. Our familiarity with these processes, existing design and flight test infrastructure and proven practices gives us high confidence that our projections are reasonable and that we will achieve our targets for entry into service.

As mentioned earlier, we will be collaborating with a number of partners to develop fleet operations on a partner-by-partner basis, which is very different than the plans announced by some other UAM participants. We will not be consuming precious capital by placing aircraft on our balance sheet, attempting to build a new airline from scratch or competing with our customers. Instead, we plan to align ourselves with operating partners to establish joint operations in key markets, sharing both revenue and risk.

We believe, this collaborative approach will allow us to scale very cost-effectively, rather than trying to build operations entirely on our own. We will certainly contribute a great deal of expertise in terms of the vehicle, urban operations and maintenance, while our partners come with the experience of how to scale route networks and serve as the face to the passenger.

What is really exciting is that our partners are embracing this approach. For example, we have already signed agreements with 18 operating partners around the globe, including some of the biggest names in the industry. These partners are aligned with our vision and have chosen to partner with Eve to chart a course together in this new UAM market. I will now ask our CTO, Luiz Valentini, to provide some color on our vehicle design.

Luiz Valentini – CTO, Eve

Thank you, Jerry. Turning to slide 12, as you look across the UAM competitive landscape, you see a variety of design configurations.

Configurations such as the tilt-rotor design allow for greater speed and range, but introduce complexities that make the vehicle more challenging to certify and operate reliably, increasing operating costs.

Others, like the multi-rotor designs, are the simplest to certify, but with an extremely reduced payload and range given their slow speed and battery drain.

Our lift plus cruise design strikes the best balance by avoiding complex moving parts, like tilt mechanisms or pitch control, creating a more straightforward certification path. We also leverage fixed wings to achieve an efficient and quiet flight, while minimizing maintenance and operational costs.

Turning to slide 13, we have the unique benefit of being able to leverage Embraer’s entire base of intellectual property developed over decades to design our vehicle. We are blending this proven technology with new innovations developed by Eve solely for Urban Air Mobility.

For example, our vehicle employs a 5th generation fly-by-wire system developed by Embraer and proven on four previously certified aircraft families.

An example of a new innovation is our man-machine interface that is being designed from scratch by Eve. This new interface is designed to simplify piloting tasks, increase safety and reduce the training of pilots when compared to helicopters.

This hybrid design approach provides us with significant cost and time-to-market advantages, and also allows us to focus Eve’s engineering resources on high value, differentiated capabilities.

I would now like to introduce our Co-CEO, Andre Stein, to discuss some of our distinct execution advantages.

Andre Stein – Co-CEO, Eve

Thank you, Valentini, and I’ll begin on slide 14. Eve is a business born from Embraer and it is this heritage and support that gives us our key advantage. So, let me give some background on Embraer.

Embraer is the third largest commercial aircraft manufacturer in the world and a leader in executive jets, defense and security and aviation services.

Over the last half century, Embraer has established itself as a market leader in these aerospace segments, becoming number one in commercial jets up to 150 seats and light executive jets.

Urban Air Mobility is just the next logical step, and Embraer plans to access this market through Eve.

So, if you are going to bet on a company to do well in the eVTOL sector, Embraer, through Eve, would be the logical choice, and let me tell you more.

What slide 15 shows is the time to certification for the most recent commercial jet developments in the world. As you can see, the E-Jets E2, Embraer’s most recent development in that segment, was truly the best-in-class. So, what is the point here?

1.	First, certification is difficult. Some of the largest companies in the industry have struggled with certification. Just imagine how tough this would be for startups in a new sector then.

2.	Embraer has proven its ability to certify aircraft on time, on spec and on budget. In fact, Embraer has certified more than 30 aircraft models over the last 25 years – the most in the industry.

3.	Eve will benefit from this track record. We will leverage the same methodologies, and the expertise inside Embraer every step of the way to entry into service.

Next, let’s talk about the resource setup for Eve on slide 16.

First, we have the core team at Eve, leading the project management, the high value engineering and overall business development. But Eve will have access to a tremendous amount of resources from Embraer, through signed contractual commitments, including around 1,600 engineers and up to 5,000 employees in total. A few points to emphasize about this arrangement:

•	These resources will be available to Eve on a first priority basis. There will be no internal competition for resources.

•	Eve can flex-up and down resource utilization on a very cost-effective basis.

•	These are some of the most talented and experienced aeronautical engineers in the world.

On top of that, Eve has access to Embraer’s background IP and all existing infrastructure, including one of the most complete flight test complexes in the world.

Turning to slide 17, as you have heard throughout the presentation, we believe collaboration is a key to success and scaling in this market. We certainly bring great strengths to the market, but we are not proposing to do it alone. So we have been building a network of strategic partners across the Urban Air Mobility ecosystem. I would make a few observations about our partner network:

First, it’s how wide the network is. You can see dozens of partners pictured here that encompass all the critical aspects of the Urban Air Mobility industry, including fixed wing and helicopter operators, ride sharing platforms, energy providers, aircraft lessors and vertiport operators, among others.

Next, our partner network is global – spanning the Americas, Europe, Middle East, Africa and Asia Pacific.

And last but not least, the quality of these partners is outstanding. Our network includes some of the leading companies in their respective industries that have chosen to align themselves with Eve. The logos really speak for themselves.

I will now pass the call over to our CFO, Eduardo Couto, to review the financial details of this transaction.

Eduardo Couto – CFO, Eve

Thank you, Stein. First, I would like to review our financial forecast, how we support this forecast and why we believe our assumptions are reasonable. Starting on slide 18 with a tops-down view of the total addressable market on the left. Industry analysts expect this market to be three quarters of a trillion dollars in revenues through 2040. By 2030, Urban Air Mobility annual revenues are expected to reach $31 billion. If you compare that market size to our 2030 revenue forecast, it implies just 15% market penetration.

We believe this is a conservative assumption as Embraer demonstrated an ability to capture 2x that share in other relevant aviation segments. For example, in the regional and light business jet markets, Embraer has achieved around 30% market share as you can see on the right side of the slide. We plan to use a similar game plan to establish Eve as a market leader in Urban Air Mobility.

Now let’s look at the bottoms-up support for our forecast on slide 19. As we sit here today, we have a current order pipeline of over 1,700 eVTOLs, via letters of intent, valued at $5.2B. We believe this is the largest pipeline in the UAM industry in number of units.

As is common in the aviation industry, those launch orders start as non-binding and we expect them to transition to firm orders in the coming years as we advance our vehicle development.

I would highlight three points with respect to our order pipeline. First is the breadth – our pipeline includes launch orders from 17 different customers. We believe this number is 2x more than any other player. Second is the quality – our pipeline includes some of the biggest names in the industry. Third is the commitment – four of our launch customers have also committed to participate in the PIPE, so they have real skin in the game.

Finally, if you compare our current order pipeline to our vehicle delivery forecast, we clearly have a good level of visibility through the first several years of our projections.

Next is our long-term financial forecast as shown on slide 20. There are a few points I would like to highlight. First, we believe we have clear opex and capex advantages versus our UAM competitors. The benchmarking that we have performed indicates that our operating expenses are significantly lower than our peers. Our lower opex comes from the use of existing resources of Embraer (including engineering teams and flight test infrastructure, for instance). We also benefit from lower engineering labor costs in Brazil versus the US and Europe, as well as our superior production experience.

Next, I want to underscore that our gross and EBITDA margins are based on sound and reasonable assumptions, backed by our experience in competitive aircraft markets. Some of our UAM peers have communicated margins that are unprecedented in the industry. We obviously can’t speak to their plans, we can only model our own business in a credible manner based on our real-world experience.

From a capex standpoint, we will not put aircraft on our own balance sheet. The capex you see here is primarily for manufacturing – so it’s an investment to scale the business based on customer orders. We expect to finance this manufacturing with working capital facilities, much like we have done at Embraer successfully over many programs.

I would now like to discuss our ability to execute.

First, we believe our pipeline is the largest in the eVTOL sector in terms of number of vehicles and the most diverse in terms of launch customers. And our pro forma enterprise value is less than half our $5.2B order pipeline.

Next, we believe we have the most scalable business model in the industry. This includes a highly efficient vehicle design, a capital efficient approach to fleet operations, where we grow efficiently partner-by-partner, and proven capabilities in service and support and Urban Air Traffic Management – two critical ingredients to scale in this industry.

Finally, we have the full backing of a global leader in aviation. We expect Embraer to be by our side, every step of the way throughout this journey. We have also received strong endorsements from leading strategic partners who have committed to invest in our transaction – more strategic investors than any other UAM player. I will now ask Jerry to offer his concluding remarks.

Gerard DeMuro – Co-CEO, Eve

Thank you, Edu. As we conclude, I would like to underscore a few key points:

First, UAM is expected to be transformational with a total addressable market that is huge and global. It provides a solution to urban congestion and the daunting economics of upgrading ground transportation systems. It also enables carbon neutral aviation. And we will be saving people their most precious asset – time.

Next, we believe Eve has the most complete solution, the most efficient and certifiable vehicle and the most capital efficient operating model in the industry. As you have heard, our business plan is based upon real-world experience in a competitive marketplace.

Finally, Eve has all the ingredients to be a true leader in this market. We have a great product and team, the long-term backing of Embraer, the endorsements and resources of world-class partners, a $5.2B order pipeline through letters of intent, and with this announced transaction with Zanite, the financial resources to realize our vision.

We thank you for your time and your interest in Eve, and please reach out if you would like to speak further about this compelling opportunity.

Operator

That concludes today’s conference call. Thank you, you may now disconnect.

Forward Looking Statements

This call script includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target”, “may”, “intend”, “predict”, “should”, “would”, “predict”, “potential”, “seem”, “future”, “outlook” or other similar expressions (or negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Zanite’s, Eve’s, Embraer’s and EAH’s expectations with respect to future performance and anticipated financial impacts of the proposed business combination, the satisfaction of the closing conditions to the proposed business combination and the PIPE, the level of redemptions by Zanite’s public stockholders, the timing of the completion of the proposed business combination and the use of the cash proceeds therefrom, and the ability to successfully develop, certify, manufacture and commercialize Eve’s UAM solutions and eVTOL on a global scale. These statements are based on various assumptions, whether or not identified herein, and on the current expectations of Zanite’s, Eve’s, Embraer’s and EAH’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions, and such differences may be material. Many actual events and circumstances are beyond the control of Zanite, Eve, Embraer and EAH.

These forward-looking statements are subject to a number of risks and uncertainties, including: (i) changes in domestic and foreign business, market, financial, political and legal conditions; (ii) the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination or that the approval of the stockholders of Zanite or Eve is not obtained and or that the proposed business combination and the private placement of common stock are not able to concurrently close; (iii) failure to realize the anticipated benefits of the proposed business combination; (iv) risks relating to the uncertainty of the projected financial information with respect to Eve; (v) the outcome of any legal proceedings that may be instituted against Zanite, Embraer, EAH and/or Eve following the announcement of the business combination agreement and the transactions contemplated therein; (vi) future global, regional or local economic and market conditions; (vii) the development, effects and enforcement of laws and regulations; (viii) Eve’s ability to grow and manage future growth, maintain relationships with customers and suppliers and retain its key employees; (ix) Eve’s ability to develop new products and solutions, bring them to market in a timely manner, and make enhancements to its platform; (x) the effects of competition on Eve’s future business; (xi) the amount of redemption requests made by Zanite’s public stockholders; (xii) the ability of Zanite or the combined company to issue equity or equity-linked securities in connection with the proposed business combination or in the future; (xiii) the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; (xiv) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation, (xv) costs related to the proposed business combination, (xvi) the impact of the global COVID-19 pandemic and (xvii) those factors discussed in Zanite’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, in each case, under the heading “Risk Factors,” and other documents of Zanite filed, or to be filed, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Eve nor Zanite presently know or that Eve and Zanite currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Eve’s and Zanite’s expectations, plans or forecasts of future events and views as of the date of this call script. Eve and Zanite anticipate that subsequent events and developments will cause Eve’s and Zanite’s assessments to change. However, while Eve and Zanite may elect to update these forward-looking statements at some point in the future, Eve and Zanite specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Eve’s and Zanite’s assessments as of any date subsequent to the date of this call script. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Important Information and Where to Find it

In connection with the proposed business combination, Zanite intends to file with the SEC a preliminary proxy statement relating to the proposed business combination. Zanite will mail a definitive proxy statement and other relevant documents to its stockholders. This call script does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the proposed business combination. Zanite’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with Zanite’s solicitation of proxies for its special meeting of stockholders to be held to approve the proposed business combination and other matters, as these materials will contain important information about Zanite, Eve and the proposed business combination. When available, the definitive proxy statement and other relevant materials for the proposed business combination will be mailed to stockholders of Zanite as of a record date to be established for voting on the proposed business combination. Stockholders of Zanite will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to Zanite Acquisition Corp. at 25101 Chagrin Boulevard Suite 350, Cleveland, Ohio 44122, Attention: Steven H. Rosen, or by calling (216) 292-0200.

No Offer or Solicitation

This call script is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or an applicable exemption from the registration requirements thereof.

Participants in the Solicitation

Zanite and its directors and executive officers may be deemed participants in the solicitation of proxies from Zanite’s stockholders with respect to the proposed business combination. A list of the names of those directors and executive officers and a description of their interests in Zanite is contained in Zanite’s Registration Statement on Form S-1/A and by Zanite’s Current Report on Form 8-K filed on September 15, 2021, each of which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to Zanite Acquisition Corp. at 25101 Chagrin Boulevard Suite 350, Cleveland, Ohio 44122, Attention: Steven H. Rosen, or by calling (216) 292-0200.

Eve, Embraer, EAH and their respective directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Zanite in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the proxy statement for the proposed business combination when available.

Additional information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Zanite’s stockholders in connection with the proposed business combination, including a description of their direct and indirect interests, by security holdings or otherwise, will be set forth in Zanite’s proxy statement for the proposed business combination when it is filed with the SEC. Stockholders, potential investors and other interested persons should read the proxy statement carefully when it becomes available before making any voting or investment decisions. When available, these documents can be obtained free of charge from the sources indicated above.